Exhibit 4.c

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Masco Corporation (“Masco,” “we,” “us” and “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended; our common stock.

DESCRIPTION OF OUR CAPITAL STOCK

Following is a summary of the terms of our capital stock. This summary is not complete and is subject to and qualified by reference to our Restated Certificate of Incorporation and our Bylaws, as amended and restated as of May 8, 2012, each of which is filed as an exhibit to our Annual Report on Form 10-K. We encourage you to read our Restated Certificate of Incorporation, our Bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (the “DCGL”) for additional information.

Authorized Shares

Our Restated Certificate of Incorporation authorizes the issuance of:

•	1,400,000,000 shares of common stock, par value $1.00 per share; and

•	1,000,000 shares of preferred stock, par value $1.00 per share.

Our preferred stock is issuable in one or more series. Our Board of Directors has the authority to divide the shares of preferred stock into series and fix, from time to time, before issuance, the number of shares to be included in any series and the designation, relative rights, preference and limitations of all shares of such series. There are currently no shares of preferred stock outstanding.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters voted on by shareholders. If issued, our Board of Directors will determine the voting rights of our preferred stock.

Dividend Rights

Holders of our common stock are entitled to receive dividends, if any, when declared by our Board of Directors in its discretion out of legally available funds, and subject to rights of any holders of preferred stock. Dividends on any outstanding shares of preferred stock must be declared and paid, or set aside for payment, before any dividends can be declared and paid, or set aside for payment, on the shares of our common stock with respect to the same dividend period.

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Exhibit 4.c

Liquidation Rights

Upon any liquidation or dissolution of Masco, holders of our common stock are entitled to receive pro rata all assets remaining after payment of all liabilities and the liquidation of any shares of any preferred stock at the time outstanding.

Other Rights and Preferences

Holders of our common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to our common stock.

Certain Provisions of Our Restated Certificate of Incorporation and Bylaws

Under both our Restated Certificate of Incorporation and Bylaws members of our Board of Directors are divided into three classes. The members of each class are elected for a period of three years and the term of one class will expire each year. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting our entire Board of Directors. The classified board could have the effect of making the removal of incumbent directors more time consuming and difficult, which could discourage a third party from attempting to take control of Masco.

Our Bylaws vest the power to call special meetings of stockholders in our Chair of the Board, our CEO, our President or majority of our Board of Directors, subject to the rights of holders of any one or more classes or series of preferred stock or any other class of stock issued by us which shall have the right, voting separately by class or series, to elect directors. Stockholders are not permitted under our Restated Certificate of Incorporation or Bylaws to act by written consent in lieu of a meeting.

To be properly brought before an annual meeting, a stockholder’s notice shall be delivered to our Secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us). Such notice shall set forth: a brief description of the business desired to be brought before the meeting, the text of the proposal or business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; information about the stockholder making the nomination or proposal and the beneficial owner, if any, on behalf of whom the nomination or proposal is made, including name and address, class and number of shares owned, and representations regarding the intention to make such a proposal or nomination and to solicit proxies in support of it.

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Exhibit 4.c

Our Restated Certificate of Incorporation requires that business combinations between us and another entity who is the beneficial owner of 30% or more of our outstanding shares of stock entitled to vote in election of directors must be approved by 95% of our outstanding shares of stock entitled to vote in elections of directors. Relatedly, holders of 95% of our outstanding shares of stock entitled to vote in elections of directors must approve any amendment or repeal of such provision. Our Restated Certificate of Incorporation also provides that, in addition to any affirmative vote required by law, any amendment of, repeal of, or adoption of any provision inconsistent with the article relating to the number of directors, the establishment of classes of directors for purposes of director elections, the nominations for election of directors, stockholders acting by written consent, and the calling of special meetings requires the affirmative vote of the holders of at least 80% of the voting power of our outstanding capital stock entitled to vote, voting together as a single class.

Certain Anti-Takeover Effects of Delaware Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the date of the transactions in which the person became an interested stockholder, unless:

•	the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
on or subsequent to such date the business combination is approved by the board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Masco and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Listing

Our common stock is listed on The New York Stock Exchange under the trading symbol “MAS.”

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